Exhibit 99.1

For Immediate Release

Thursday, May 9, 2019

Contact:

Ryan Hornaday, EVP/CFO & Treasurer

rhornaday@emmis.com

317.266.0100

Emmis Announces Fourth Quarter and Full-Year Earnings

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full-year ending February 28, 2019.

Emmis’ radio net revenues for the fourth fiscal quarter were $22.2 million, down from $28.4 million in the prior year, a decrease of 22%. Pro forma for the sale of the company’s Los Angeles and St. Louis radio stations, Emmis’ fourth quarter pro forma radio revenues per Miller Kaplan were down 4%, in markets that were up 3%.

For the full year, radio revenues were $108.0 million compared to $142.9 million in the prior year, a decrease of 24%. For the full year, Emmis’ pro forma radio revenues as reported to Miller Kaplan were down 2%, narrowly missing the performance of its markets, which were down 1%.

Emmis completed a refinancing of its credit facility on April 12.  The refinancing, which lowered the Company’s cost of capital from 10.5% to 5.8%, reflects the greatly improved credit profile of Emmis.

“While the fourth quarter didn’t finish as strongly as we would have liked, we are seeing significant strength as we commence the new fiscal year.  Emmis’ first fiscal quarter is pacing up 5%, and ticket and sponsorship sales for Hot 97’s Summer Jam, Emmis’ largest event which occurs in June, are pacing well ahead of last year,” Jeff Smulyan, CEO & Chairman of the Board of Emmis said. “Our renewed focus on digital is bearing immediate fruit, with Q1 digital revenues pacing up 50%.  Ratings remain strong across all our brands and I’m confident that our ratings success will allow us to sustain this growth.

“With the scaling down of NextRadio that occurred last year, coupled with the company’s recent refinancing, Emmis has one of the best balance sheets in the radio industry, which has been enhanced by our strong operational start to this fiscal year,” Smulyan concluded.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern today by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until 6 p.m. Eastern on Thursday, May 16 by dialing 402-998-0859.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

About Emmis Communications

Emmis Communications Corporation (Nasdaq: EMMS) owns 11 FM and 3 AM radio stations in New York, Austin (Emmis has a 50.1% controlling interest in Emmis’ 6 radio stations located there) and Indianapolis. Emmis owns a controlling interest in Digonex, which provides dynamic pricing solutions across multiple industries, as well as Indianapolis Monthly magazine.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement.

Such factors include, among others:

• general economic and business conditions;

• fluctuations in the demand for advertising and demand for different types of advertising media;

• our ability to obtain additional capital or to service our outstanding debt;

• competition from new or different media and technologies;

• increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

• our ability to attract and secure programming, on-air talent, writers and photographers;

• inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

• increases in the costs of programming, including on-air talent;

• inability to grow through suitable acquisitions or to consummate dispositions;

• new or changing technologies, including those that provide additional competition for our businesses;

• new or changing regulations of the Federal Communications Commission or other governmental agencies;

• war, terrorist acts or political instability; and

• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended February 28,		Year ended February 28,
	2019	2018	2019	2018
OPERATING DATA:
Net revenues:
Radio	$22,175	$28,402	$108,018	$142,852
Publishing	1,331	1,402	4,678	4,521
Emerging Technologies	240	326	1,435	1,114
Total net revenues	23,746	30,130	114,131	148,487
Station operating expenses excluding depreciation and amortization expense:
Radio	16,760	22,465	76,128	102,413
Publishing	1,438	1,445	4,822	5,035
Emerging Technologies	1,330	2,728	10,083	12,310
Total station operating expenses excluding depreciation and amortization expense:	19,528	26,638	91,033	119,758
Corporate expenses excluding depreciation and amortization expense	2,706	2,931	10,313	10,712
Depreciation and amortization	829	889	3,213	3,628
Impairment loss on intangible assets	343	265	343	265
Loss (gain) on sale of assets, net of disposition costs	-	56	(31,817)	(76,604)
(Gain) loss on disposal of property and equipment	-	(82)	57	(69)
Operating income (loss)	340	(567)	40,989	90,797
Interest expense	(2,201)	(2,929)	(8,103)	(15,143)
Loss on debt extinguishment	(8)	-	(779)	(2,662)
Other income (expense), net	47	11	139	35
(Loss) income before income taxes	(1,822)	(3,485)	32,246	73,027
Benefit for income taxes	(1,681)	(16,475)	6,167	(11,732)
Consolidated net income (loss)	(141)	12,990	26,079	84,759
Net income (loss) attributable to noncontrolling interests	331	272	2,727	2,630
Net income (loss) attributable to the Company	$(472)	$12,718	$23,352	$82,129

Basic net income (loss) per common share	$(0.04)	$1.03	$1.85	$6.65
Diluted net income (loss) per common share	$(0.04)	$0.99	$1.74	$6.50

Basic weighted average shares outstanding	12,689	12,386	12,606	12,347
Diluted weighted average shares outstanding	13,294	12,871	13,448	12,626

OTHER DATA:
Station operating income (See below)	$4,297	$3,573	$23,389	$29,230
Cash paid for (refund from) income taxes, net	-	458	(467)	2,636
Cash paid for interest	1,301	2,776	5,765	13,334
Capital expenditures	363	618	518	1,809

Noncash compensation by segment:
Radio	$47	$55	$189	$401
Publishing	1	1	3	7
Emerging Technologies	31	25	99	93
Corporate	187	557	1,263	2,153
Total	$266	$638	$1,554	$2,654

COMPUTATION OF STATION OPERATING INCOME (LOSS):
Operating income (loss)	$340	$(567)	$40,989	$90,797
Plus: Depreciation and amortization	829	889	3,213	3,628
Plus: Corporate expenses	2,706	2,931	10,313	10,712
Plus: Station noncash compensation	79	81	291	501
Plus: Impairment loss on intangible assets	343	265	343	265
Plus/(less): Loss/(gain) on sale of assets, net of disposition costs	-	56	(31,817)	(76,604)
Plus/(less): Loss/(gain) on disposal of property and equipment	-	(82)	57	(69)
Station operating income	$4,297	$3,573	$23,389	$29,230

SELECTED BALANCE SHEET INFORMATION:	February 28, 2019	February 28, 2018
Total Cash and Cash Equivalents	$5,438	$4,107
Credit Agreement Debt	$25,000	$78,451
98.7FM Nonrecourse Debt	$47,332	$53,919
Other Nonrecourse Debt	$10,074	$9,992

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